Federal Trust Corporation Files New Registration Statement

SANFORD, Fla., Aug. 4 /PRNewswire-FirstCall/ -- Federal Trust Corporation (Amex: FDT) today announced that it has filed a new registration statement with the Securities and Exchange Commission with respect to its capital raising efforts. The Company has determined to terminate its prior rights offering, and instead intends to offer shares of its common stock in a best-efforts public offering. The Company expects to enter into new standby purchase agreements to support the stock offering.

(Logo: http://www.newscom.com/cgi-bin/prnh/19990513/FDTRLOGO )

President and Chief Executive Officer Dennis T. Ward stated, "We believe that this new offering structure will assist us in more quickly raising capital. The Company's shareholders will be permitted to participate in the new offering to the same extent as other members of the general public."

A registration statement relating to the securities offered in the Company's new stock offering has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before making an investment decision, we urge individuals to read the prospectus carefully and in its entirety because it will contain important information. Individuals may obtain a free copy of the prospectus at the SEC's website at www.sec.gov. In addition, an individual who wishes to receive a copy of these materials, without charge, should submit this request to our selling agent, Stifel, Nicolaus & Company, Incorporated at (866) 779-2408 (toll-free), Monday through Friday (except bank holidays), between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates 11 full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company's Executive and Administrative Offices are located in Sanford, in Seminole County, Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation's financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the reports Federal Trust Corporation files with the SEC that are also available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust's website at http://www.federaltrust.com.

Contact: Dennis T. Ward	Gregory E. Smith
President and Chief Executive Officer	Chief Financial Officer
(407) 323-1833	(407) 323-1833